Exhibit 99.1

First M&F Corp. Declares Quarterly Dividend and Stock Repurchase Program

          KOSCIUSKO, Miss., May 12 /PRNewswire-FirstCall/ -- The Board of Directors of First M&F Corporation, at its meeting on May 11, 2005, declared a quarterly cash dividend of $.26 per share, payable June 30, 2005, to stockholders of record as of June 17, 2005. This represents a $.01 increase over the previous quarter’s dividend.

          “Our dividend has been $.25 per quarter since March 31, 1999,” said Hugh S. Potts, Jr., Chairman and Chief Executive Officer. Potts added, “With our strong capital base and improving earnings the Board is pleased to increase the return to our shareholders. With the increase, our dividend returns approximately 3.24% based on our current share price.”

          On April 30, 2005 the Company completed a stock repurchase program, approved by the Board of Directors on April 14, 2004, designed to acquire up to 120,000 shares in the open market. The Company purchased 70,000 shares at an average price of $33.52 during the term of that program.

          At its meeting on May 11, 2005, the Board of Directors approved a stock repurchase program targeted at repurchasing 120,000 shares starting immediately and ending in May, 2006. The shares will be acquired primarily through a third-party broker, under SEC guidelines, in the open market at prevailing prices and as market conditions allow and will be held as authorized but unissued shares to be used for general corporate purposes.

          First M&F Corp. (Nasdaq: FMFC) is a $1.2 billion community bank holding company, with financial services locations throughout Central and North Mississippi and Memphis, Tennessee.

SOURCE  First M&F Corporation
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          /CONTACT:  John G. Copeland, Chief Financial Officer of First M&F Corporation, +1-662-289-8594/
          /Web site:  http://www.mfbank.com /